EXHIBIT 99.1

Execution Copy

EXECUTIVE EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”) dated as of June 29, 2005, between The Boeing Company, a Delaware corporation (the “Company”), and W. James McNerney, Jr. (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ the Executive as Chairman, President and Chief Executive Officer of the Company;

WHEREAS, the Company and the Executive desire to enter into the Agreement as to the terms of his employment by the Company;

NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. POSITION/DUTIES.

(a) During the Employment Term (as defined in Section 2 below), the Executive shall serve as the Chairman, President and Chief Executive Officer of the Company. In this capacity the Executive shall have such duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies and such other duties and responsibilities as the Board of Directors of the Company (the “Board”) shall designate that are consistent with the Executive’s position as Chairman, President and Chief Executive Officer of the Company. The Executive shall report exclusively to the Board.

(b) During the Employment Term, the Executive shall devote substantially all of his business time (excluding periods of vacation and other approved leaves of absence) to the performance of his duties with the Company, provided the foregoing shall not prevent the Executive from (i) participating in charitable, civic, educational, professional, community or industry affairs or, with prior written approval of the Board, serving on the board of directors or advisory boards of other companies; and (ii) managing his and his family’s personal investments, so long as such activities do not materially interfere with the performance of his duties hereunder or create a potential business conflict or the appearance thereof. If at any time service on any board of directors or advisory board would, in the good faith judgment of the Board, conflict with the Executive’s fiduciary duty to the Company or create any appearance thereof, the Executive shall, as soon as reasonably practicable considering any fiduciary duty to the other entity, resign from such other board of directors or advisory board after written notice of the conflict is received from the Board. Service on the boards of directors or advisory boards disclosed by the Executive to the Company on which he is serving as of the Effective Date are hereby approved.

(c) During the Employment Term, the Board shall nominate the Executive for re-election as a member of the Board at the expiration of each then-current term.

(d) The Executive further agrees to serve without additional compensation as an officer and director of any of the Company’s subsidiaries and agrees that any amounts received from such corporation may be offset against the amounts due hereunder. In addition, it is agreed that the Company may assign the Executive to one of its subsidiaries for payroll purposes, but such assignment shall not relieve the Company of its obligations hereunder.

2. EMPLOYMENT TERM. The Executive’s term of employment under this Agreement (such term of employment, as it may be extended or terminated, is herein referred to as the “Employment Term”) shall be for a term commencing on July 1, 2005 (the “Effective Date”) and, unless terminated earlier as provided in Section 7 hereof, ending on the third anniversary of the Effective Date (the “Original Employment Term”), provided that effective beginning on the first anniversary of the Effective Date, the Employment Term shall automatically be extended by one (1) day for each day that passes, so that the Employment Term shall always be two (2) years, until such time as either the Company or the Executive gives notice to the other that the Employment Term shall cease to be so extended, subject to earlier termination as provided in Section 7 hereof.

3. BASE SALARY. The Company agrees to pay the Executive a base salary (the “Base Salary”) at an annual rate of not less than $1,750,000, payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly. The Executive’s Base Salary shall be subject to annual review by the Board (or a committee thereof) and may be increased, but not decreased, from time to time by the Board. No increase to Base Salary shall be used to offset or otherwise reduce any obligations of the Company to the Executive hereunder or otherwise. The base salary as determined herein from time to time shall constitute “Base Salary” for purposes of this Agreement.

4. ANNUAL BONUS. During the Employment Term, the Executive shall be eligible to participate in the Company’s bonus and other incentive compensation plans and programs for the Company’s senior executives at a level commensurate with his position. The Executive shall have the opportunity to earn an annual target bonus measured against objective financial criteria to be determined by the Board (or a committee thereof) of at least 170% of Base Salary, with a maximum annual bonus of 230% of Base Salary and a potential reduced bonus for achievements below target in accordance with the applicable bonus plan. Executive’s 2005 annual bonus shall be no less than his full annual target bonus, less all quarterly bonus amounts received from his prior employer for performance during 2005. Annual bonuses payable to Executive for the performance years 2005 through 2010 shall be fully paid in cash; beginning with the 2011 performance year and for all performance years thereafter, the Executive’s annual bonus shall be paid to the Executive in the same form (and subject to the same terms) as are annual bonuses earned by and paid to other senior executives of the Company.

5. EQUITY AWARDS.

(a) BUY-OUT RESTRICTED STOCK GRANTS.

(i) The Company will grant the Executive as of the Effective Date an equity award of 159,000 shares of restricted stock, which shall vest and the restrictions thereon shall lapse 20% on each of May 10, 2006, May 10, 2007, May 10, 2008, May 10,

2009 and May 10, 2010, provided that the Executive is continuously employed with the Company through each such vesting date for such restricted shares to vest (except as otherwise provided herein).

(ii) The Company will grant the Executive as of the Effective Date an equity award of 162,000 shares of restricted stock, which shall vest and the restrictions thereon shall lapse 16 2/3% on each of January 1, 2006, January 1, 2007, January 1, 2008, January 1, 2009, January 1, 2010 and January 1, 2011, provided that the Executive is continuously employed with the Company through each such vesting date for such restricted shares to vest (except as otherwise provided herein).

(iii) The Company will grant the Executive as of the Effective Date an award of 70,000 shares of restricted stock, which shall vest and the restrictions thereon shall lapse 33 1/3% on each of the first three anniversaries of the Effective Date, provided that the Executive is continuously employed with the Company through each such vesting date for such restricted shares to vest (except as otherwise provided herein).

(iv) The restricted stock awards granted to the Executive pursuant to Section 5(a)(i), (ii) and (iii) are, collectively, the “Buy-Out Restricted Stock Awards.”

(v) The Executive will receive fully vested dividend equivalents in cash on the Buy-Out Restricted Stock Awards as and when declared and paid.

(vi) The Buy-Out Restricted Stock Awards shall be granted pursuant to and, to the extent not contrary to the terms of this Agreement, shall be subject to all of the terms and conditions imposed upon such awards granted under The Boeing Company 2003 Incentive Stock Plan (the “Plan”).

(vii) Award agreements memorializing the grants of the Buy-Out Restricted Stock Awards will be executed by the parties as soon as practicable (but in no event more than fifteen (15) business days after the Effective Date). The Buy-Out Restricted Stock Awards shall be subject to no forfeiture provisions (except as set forth in this Agreement) and shall be adjusted in the same manner as any other outstanding stock in connection with any stock split, stock dividend or other recapitalization or any corporate transaction. The Executive may reduce the number of shares upon vesting to cover the minimum required tax withholding. The Company represents and warrants that (A) the shares will be issued under the Plan, (B) the Plan and the Buy-Out Restricted Stock Awards are covered under a Form S-8 (which shall continue to be maintained so that the Executive can resell the shares on a current basis once vested), (C) there are adequate shares available under the Plan for the issuance of the Buy-Out Restricted Stock Awards and (D) the Plan permits the contemplated provisions of such grants.

(b) FUTURE EQUITY AWARDS. The Executive will participate in all Company long term incentive programs extended to senior executives of the Company generally at levels commensurate with the Executive’s position.

(c) STOCK OWNERSHIP. The Executive shall be subject to, and shall comply with, the stock ownership guidelines of the Company as may be in effect from time to time; provided that the Buy-Out Restricted Stock Awards shall be included as Company stock owned by the Executive for purposes of such guidelines.

6. EMPLOYEE BENEFITS.

(a) BENEFIT PLANS. The Executive shall be entitled to participate in all employee and executive benefit plans of the Company including, but not limited to, equity, pension, thrift, profit sharing, 401(k), medical coverage, education, or other retirement or welfare benefits that the Company has adopted or may adopt, maintain or contribute to for the benefit of its senior executives at a level commensurate with his positions subject to satisfying the applicable eligibility requirements. Such benefits, in the aggregate, shall be no less favorable than the level of benefits in effect on the Effective Date; provided, however, that in the event there is a reduction of employee benefits applicable to senior executives generally, nothing herein shall preclude the Company’s ability to reduce the Executive’s benefits consistent with such reduction. Without limiting the generality of the foregoing, during the Employment Term, the Company will provide the Executive with universal life insurance providing a death benefit of at least $16,400,000 at the premium level expense for such coverage (or reimbursement to the Executive for such coverage) in effect on the date hereof, but not to exceed $262,937 annually, through use of existing policies or such other arrangements as mutually agreed by the Company and the Executive.

(b) SUPPLEMENTAL RETIREMENT BENEFIT.

(i) The Executive will receive a supplemental pension benefit (“Supplemental Pension”) in an amount equal to (A) the Hypothetical Prior Employer Pension Benefits, minus (B) the sum of the Actual Company Pension Benefits, Actual Prior Employer Pension Benefits, and benefits paid or payable to the Executive under any other employer’s qualified and non-qualified defined benefit pension plan with respect to service prior to the Effective Date. If the remainder is zero or less, no amount shall be payable by the Company hereunder.

(ii) The Supplemental Pension will vest on the Effective Date. Notwithstanding, the Supplemental Pension benefit will be forfeited (and any amount paid to the Executive shall be promptly refunded to the Company) upon the Executive’s termination of employment without Good Reason (as hereinafter defined), before the third (3rd) anniversary of the Effective Date, to accept employment or any other position with in either case substantially comparable compensation elsewhere at any time within one (1) year after such termination date.

(iii) The Supplemental Pension will be payable as of the date of termination of employment or an earlier Change in Control (as hereinafter defined) that satisfies the requirements of Section 409A (“409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), or such later date as required under 409A, in a lump sum equal to the Actuarial Equivalent present value of an annuity based on the accrued vested benefit due under the first sentence of Section 6(b)(i). In the event of a termination of employment by reason of the Executive’s death, the amount of such lump sum payment to the beneficiary designated by the Executive in writing to the Company during his lifetime (or, if no such beneficiary is designated, to the Executive’s estate) shall equal the lump sum payment that would have been payable to the Executive if he had been alive on the date of termination. The Supplemental Pension benefit may, at the election of the Executive (made in accordance with 409A), also be paid in the form of a mutually agreeable commercially available annuity, life insurance contract or such other mutually agreeable forms.

(iv) For purposes of this Section 6(b), the terms set forth below have the following meanings:

(A) “Actual Company Pension Benefits” means a single life annuity amount commencing at age 62 and payable in monthly installments to the Executive for his life of the Actuarial Equivalent of the amounts that the Executive has actually received, or is entitled to receive, from the Company’s qualified and non-qualified defined benefit pension plans.

(B) “Actual Prior Employer Pension Benefits” means a single life annuity amount commencing at age 62 and payable in monthly installments to the Executive for his life of the Actuarial Equivalent of the amounts that the Executive has actually received, or is entitled to receive, from the Prior Employers’ qualified and non-qualified defined benefit pension plans.

(C) “Actuarial Equivalent” of any amount shall be determined in accordance with generally accepted actuarial principles using interest rate, mortality and other methods and assumptions that the Pension Benefit Guaranty Corporation (“PBGC”) would have used in determining the value of an immediate annuity payment of benefits with regard to terminations of plans immediately prior to enactment of the Retirement Protection Act of 1994, or if such interest rate and mortality assumptions are no longer published by the PBGC, interest rate and mortality assumptions determined in a manner as similar as practicable to the manner by which the PBGC’s interest rate and mortality assumptions were determined immediately prior to the PBGC’s cessation of publication of such assumptions.

(D) “Highest Average Annual Compensation” means the Executive’s average annual compensation for the three (3) consecutive calendar years out of the last ten (10) calendar years preceding termination of employment during which such average is the highest. For purposes of determining the Executive’s Highest Average Annual Compensation, compensation paid by the Company or the Prior Employers shall be taken into account to the same extent as such compensation would have been taken into account for purposes of such determination under the General Electric Company qualified and non-qualified defined benefit pension plans as in effect on December 31, 2000 if such compensation were with or paid by the General Electric Company. In addition, solely for purposes of calculating the Executive’s average annual compensation, in the event of an involuntary termination without Cause (as hereinafter defined) or a termination for Good Reason (as hereinafter defined), in which the

Executive is entitled to severance benefits under this Agreement, applicable Company plans or otherwise, the Executive shall be treated as having earned any severance paid to the Executive ratably over the course of the period to which it relates (e.g., two (2) years for severance equal to two (2) years of base salary).

(E) “Hypothetical Prior Employer Pension Benefits” means a benefit payable in the form of a single life annuity amount commencing at age 62 and payable in monthly installments for the Executive’s life equal to one-twelfth (1/12th) multiplied by fifty percent (50%) of the Executive’s Highest Average Annual Compensation. Provided, upon a termination of the Executive’s employment for any reason prior to January 1, 2011, the Executive’s Hypothetical Prior Employer Pension Benefits will be reduced so that he receives a prorated Supplemental Pension, determined by multiplying the Supplemental Pension benefit amount, as determined under the preceding sentence, by a fraction (not to exceed 1.0) the numerator of which is the sum of (x) five (5) plus (y) the number of the Executive’s whole and partial Years of Service with the Company as of the date of the termination of employment, and the denominator of which is ten (10).

(F) The “Prior Employers” means the 3M Corporation and the General Electric Company.

(G) “Year of Service” means the 12-month period beginning on January 1, 2006 and each 12-month period beginning on each anniversary thereof in which the Executive remains continuously employed by the Company. For such purpose, “Years of Service” will be measured from January 1 of each year following the Effective Date. In the event of an involuntary termination without Cause or a termination for Good Reason, in which the Executive is entitled to severance benefits under this Agreement, applicable Company plans or otherwise, the Executive shall also be credited with an additional number of Years of Service equal to the period over which any such severance relates (e.g., two (2) Years of Service for severance equal to two (2) years of base salary).

(c) VACATIONS. The Executive shall be entitled to annual paid vacation in accordance with the Company’s policy applicable to senior executives, but in no event less than four (4) weeks per calendar year (as prorated for partial years), which vacation may be taken at such times as the Executive elects with due regard to the needs of the Company.

(d) PERQUISITES. The Company shall provide to the Executive all employee and executive perquisites which other senior executives of the Company are generally entitled to receive, in accordance with Company policy set by the Board from time to time, including (i) business and personal use of Company plane (pursuant to security policy); (ii) club memberships (initiation and dues); (iii) leased automobile; and (iv) financial services allowance.

(e) BUSINESS AND ENTERTAINMENT EXPENSES. Upon presentation of appropriate documentation, the Executive shall be reimbursed in accordance with the Company’s expense reimbursement policy for all reasonable and necessary business and entertainment expenses incurred in connection with the performance of his duties hereunder.

(f) RELOCATION. The Executive will relocate to the Chicago, Illinois metropolitan area within one (1) year or such other time frame mutually agreed upon between the Executive and the Board (the “Relocation Period”). The Executive shall be entitled to relocation benefits in accordance with the Company’s relocation policy (other than reasonable costs that may exceed dollar limitations) and such additions thereto as mutually agreed to by the Executive and the Board (or a committee thereof). In any event, the Company shall reimburse the Executive for the costs of physical packing and moving expenses for household goods and vehicles, temporary housing, house hunting travel, closing costs on the sale of the Executive’s current residence, and on the purchase of a new residence in the Chicago, Illinois metropolitan area. The Company shall gross up for tax purposes any income taxable to the Executive pursuant to the payment or benefits provided under this Section 6(f) (other than for any gain on any sale of the Executive’s residence), so that the economic benefit is the same to the Executive as if such payment or benefits were provided on a non-taxable basis to the Executive. All amounts payable under this Section 6(f) shall be subject to the Executive’s presentment to the Company of appropriate documentation and otherwise in accordance with the terms of the Company’s relocation program (other than reasonable costs that may exceed dollar limitations) applicable to senior executives.

(g) RETIREE BENEFITS. Upon completion of five (5) years of continuous employment with the Company from the Effective Date, the Executive will be deemed retiree eligible under all welfare benefit, equity and other incentive plans and programs applicable to senior executives of the Company with regard to any termination thereafter. The Company may amend or terminate any and all such benefits plans and programs (other than respecting the Executive’s eligibility) at any time and from time to time.

7. TERMINATION. The Executive’s employment and the Employment Term shall terminate on the first of the following to occur:

(a) DISABILITY. Upon written notice by the Company to the Executive of termination due to Disability, while the Executive remains Disabled. For purposes of this Agreement, “Disability” shall be defined as the inability of the Executive to have performed his material duties hereunder due to a physical or mental injury, infirmity or incapacity for 180 days (including weekends and holidays) in any 365-day period. The existence or nonexistence of a physical or mental injury, infirmity or incapacity shall be determined by an independent physician mutually agreed to by the Company and the Executive (provided that neither party shall unreasonably withhold their agreement).

(b) DEATH. Automatically on the date of death of the Executive.

(c) CAUSE. Immediately upon written notice by the Company to the Executive of a termination for Cause.

(i) “Cause” shall mean any of the following:

(A) the Executive’s conviction of:

a. a felony, or

b. a misdemeanor excluding a petty offense (as defined in Illinois or a comparable misdemeanor under the laws of another state) involving fraud, dishonesty or moral turpitude,

   other than Limited Vicarious Liability or a routine traffic violation,

(B) the Executive’s material breach of this Agreement, provided that such breach is not cured within ten (10) days after delivery to the Executive of a notice from the Board requesting cure,

(C) the willful or intentional material misconduct by the Executive in the performance of his duties under this Agreement, including a material breach of the Company’s Code of Conduct which is willful or intentional material misconduct, or

(D) the willful or intentional failure by the Executive to materially comply (to the best of his ability) with a specific, written direction of the Board that is consistent with normal business practice and not inconsistent with this Agreement and the Executive’s responsibilities hereunder, provided that such refusal or failure (i) is not cured to the best of the Executive’s ability within ten (10) days after the delivery thereof to the Executive and (ii) is not based on the Executive’s good faith belief, as expressed by written notice to the Board given within such ten (10)-day period, that the implementation of such direction of the Board would be unlawful or unethical.

(ii) For purposes of Section 7(c)(i), “Limited Vicarious Liability” shall mean any liability which is (A) based on acts of the Company for which the Executive is responsible solely as a result of his office(s) with the Company and (B) provided that (x) he was not directly involved in such acts and either had no prior knowledge of such intended actions or promptly acted reasonably and in good faith to attempt to prevent the acts causing such liability or (y) he did not have a reasonable basis to believe that a law was being violated by such acts.

(iii) For purposes of clause (B) and (C) of Section 7(c)(i) above, “Cause” shall not include any one or more of the following:

(A) bad judgment,

(B) negligence,

(C) any act or omission that the Executive believed in good faith to have been in or not opposed to the interest of the Company (without intent of the Executive to gain therefrom, directly or indirectly, a profit to which he was not legally entitled), or

(D) any act or omission of which any member of the Board who is not a party to such act or omission has had actual knowledge for at least six (6) months.

(iv) The Company may not terminate the Executive’s employment for Cause unless:

(A) no fewer than 30 days prior to the date of termination, the Company provides the Executive with written notice (the “Notice of Consideration”) of its intent to consider termination of the Executive’s employment for Cause, including a detailed description of the specific reasons which form the basis for such consideration;

(B) after providing Notice of Consideration, the Board may, by the affirmative vote of a majority of its members (excluding for this purpose the Executive if he is a member of the Board, any other management member of the Board and any other member of the Board reasonably believed by the Board to be involved in the events leading to the Notice of Consideration), suspend the Executive with pay until a final determination pursuant to this Section has been made;

(C) on a date designated in the Notice of Consideration, which date shall be at least 30 days following the date the Notice of Consideration is provided, the Executive shall have the opportunity to appear before the Board, with or without legal representation, at the Executive’s election, to present arguments and evidence on his own behalf; and

(D) following the presentation to the Board as provided in (C) above or the Executive’s failure to appear before the Board at the date and time specified in the Notice of Consideration, the Executive may be terminated for Cause only if the Board, by the two-thirds vote of its members (excluding the Executive if he is a member of the Board, any other management member of the Board and any other member of the Board reasonably believed by the Board to be involved in the events leading the Board to consider terminating the Executive for Cause), determines that the actions or inactions of the Executive specified in the Notice of Consideration occurred, that such actions or inactions constitute Cause, and that the Executive’s employment should accordingly be terminated for Cause.

(d) WITHOUT CAUSE. Upon written notice by the Company to the Executive of an involuntary termination without Cause, other than for death or Disability.

(e) GOOD REASON. Upon written notice by the Executive to the Company of a termination for Good Reason that he intends to terminate his employment hereunder for one of the reasons set forth below. “Good Reason” means the occurrence of any one of the following events unless the Executive specifically agrees in writing that such event shall not be Good Reason:

(i) any material breach of the Agreement by the Company, including:

(A) the material failure of the Company to comply with the provisions of Sections 1(a), 1(c), 2, 3, 4, 5 and 6 of this Agreement;

(B) any material adverse change in the status, responsibilities or perquisites of the Executive;

(C) any diminution in the Executive’s titles (except for the Executive’s no longer serving as the Chairman of the Company’s Board due to legislative or other regulatory requirements mandating the appointment of a non-executive Chairman of the Company’s Board);

(D) any failure to nominate or elect the Executive as Chief Executive Officer of the Company or as Chairman of the Company’s Board, subject to the exception in subparagraph (C), above, and as a Director of the Company;

(E) causing or requiring the Executive to report to anyone other than the Board;

(F) assignment of duties materially inconsistent with his positions and duties described in this Agreement; or

(G) the Company giving a notice terminating the renewal feature of the Employment Term under Section 2;

provided, however, that no act or omission described above shall constitute “Good Reason” unless the Executive gives Company thirty (30) days’ prior written notice of such act or omission and the Company fails to cure such act or omission within the thirty (30)-day period (except that the Executive shall not be required to provide such notice in case of intentional acts or omissions by the Company);

(ii) the failure of the Company to assign the Agreement to a successor to the Company or failure of a successor to the Company to explicitly assume and agree to be bound by the Agreement in a writing delivered to the Executive, or

(iii) the requiring of the Executive to be principally based at any office or location more than thirty (30) miles from the current corporate offices of the Company in Chicago, Illinois.

(f) WITHOUT GOOD REASON. Upon five (5) days’ prior written notice by the Executive to the Company of the Executive’s termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date).

8. CONSEQUENCES OF TERMINATION. Any termination payments made and benefits provided under this Agreement to the Executive shall offset any termination or severance payments or benefits for which the Executive may be eligible under any of the plans, policies or programs of the Company or its affiliates. Subject to Section 9, the following amounts and benefits shall be due to the Executive.

(a) DISABILITY. Upon such termination, the Company shall pay or provide the Executive (i) any unpaid Base Salary through the date of termination and any accrued vacation in accordance with Company policy; (ii) any unpaid bonus earned with respect to any fiscal year ending on or preceding the date of termination; (iii) reimbursement for any unreimbursed expenses incurred through the date of termination; (iv) reimbursement for any unpaid relocation expenses (including the related gross-up) in accordance with Section 6(f); (v) following expiration of the medical benefits provided under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), COBRA-equivalent medical benefits, at the Executive’s expense (which shall be equivalent to the COBRA cost), following such termination for the Executive and his covered dependents until he and his wife, respectively, attain age 65 (and for any other covered dependent, until such other covered dependent otherwise would be no longer eligible for coverage under the terms of the applicable medical benefits plan) (provided, that upon a termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason, the Executive shall first be entitled to health benefit continuation upon the terms and conditions, and for the period, provided in Section 8(d)(ii) or (10)(b)(iii), as the case may be, and after the expiration of such continued coverage, the Executive shall thereafter be entitled to the foregoing COBRA-equivalent benefit); and (vi) all other payments, benefits or fringe benefits to which the Executive may be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement (collectively, “Accrued Amounts”). In addition, upon such termination, the Buy-Out Restricted Stock Awards shall fully vest and all restrictions thereon shall lapse, and the Executive shall be entitled to the Supplemental Pension benefit accrued through the date of termination as provided in Section 6(b), above, and the Executive shall receive a Pro Rata Bonus as defined in Section 6(d) below.

(b) DEATH. In the event the Employment Term ends on account of the Executive’s death, the Executive’s estate (or to the extent a beneficiary has been designated in accordance with a program, the beneficiary under such program) shall be entitled to any Accrued Amounts. In addition, upon such termination, the Buy-Out Restricted Stock Awards shall fully vest and all restrictions thereon shall lapse, and the Executive’s beneficiary shall be entitled to the Supplemental Pension benefit accrued through the date of termination as provided in Section 6(b), above, and the Executive’s beneficiary shall receive a Pro Rata Bonus as defined in Section 6(d) below.

(c) TERMINATION FOR CAUSE OR WITHOUT GOOD REASON. If the Executive’s employment should be terminated (i) by the Company for Cause, or (ii) by the Executive without Good Reason, the Company shall pay to the Executive any Accrued Amounts.

(d) TERMINATION WITHOUT CAUSE OR FOR GOOD REASON.

(i) If the Executive’s employment by the Company is terminated by the Company other than for Cause (other than a termination for Disability or due to the Executive’s death) or by the Executive for Good Reason, the Company shall pay or provide the Executive with the Accrued Amounts. In addition, upon such termination, the Buy-Out Restricted Stock Awards shall fully vest and all restrictions thereon shall lapse, and the Executive shall be entitled to the Supplemental Pension benefit accrued through the date of termination as provided in Section 6(b), above (including additional credit for Supplemental Pension service as provided therein).

(ii) Upon such termination, the Executive shall also be entitled to severance and any welfare benefit continuation provided in accordance with any applicable Company plan, but in no event less than (i) two (2) times the sum of (A) the Executive’s Base Salary, plus (B) his then-current target bonus amount; (ii) subject to the Executive’s continued co-payment of premiums, continued participation for two (2) years in all health and welfare plans which cover the Executive (and eligible dependents) upon the same terms and conditions (except for the requirements of the Executive’s continued employment) in effect for active employees of the Company; and (iii) a pro-rata portion of the Executive’s bonus for the performance year in which the Executive’s termination occurs, payable at the time that annual bonuses are paid to other senior executives, (determined by multiplying the amount the Executive would have received based upon actual performance had employment continued through the end of the performance year by a fraction, the numerator of which is the number of days during the performance year of termination that the Executive is employed by the Company and the denominator of which is 365) (the “Pro Rata Bonus”). In the event that the Executive obtains other employment that offers substantially similar or improved benefits, as to any particular health or welfare plan, such continuation of coverage by the Company for such similar or improved benefit under such plan under this subsection shall immediately cease, provided that in no event shall any COBRA (or COBRA-equivalent) benefits or retiree benefits cease but they shall become secondary to the extent permitted by law (or suspended in the case of COBRA or COBRA-equivalent benefits) while such other benefits are in effect. To the extent such coverage cannot be provided under the Company’s health or welfare plans without jeopardizing the tax status of such plans, for underwriting reasons (e.g., disability benefits) or because of the tax impact on the Executive, the Company shall pay the Executive an amount equal to the value thereof; provided that the “value” of benefits, if insured benefits, shall be the present value (based on the two (2)-year U.S. Treasury rates as of the date of termination) of premiums expected for coverage, and if not insurance benefits, shall be the present value of the expected net cost (i.e., gross cost less any active employee premiums) to the Company to provide such benefits. The continuation of health benefits under this subsection shall reduce and count against the Executive’s rights under COBRA. Any termination by the Company other than for Cause (other than a termination for Disability or due to the Executive’s death) or by the Executive for Good Reason will be treated as a “layoff” under Company layoff plans that are applicable to senior executives (with severance and benefits payable as provided in this Section 8(d)). Provided, this Section 8(d)(ii) shall not apply to any termination of Executive’s employment by the Company or by the Executive at or after the Executive has attained age 62.

9. RELEASE. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond Accrued Amounts shall only be payable if the Executive delivers to the Company a general release of all claims of the Executive occurring up to the release date in the form of Exhibit A hereto (with such changes therein as may be necessary to make it valid and encompassing under applicable law) within twenty-one (21) days of presentation thereof by the Company to the Executive.

10. CHANGE IN CONTROL BENEFITS.

(a) For purposes of this Agreement, “Change in Control” shall mean the first to occur of any of the following events:

(i) any “person” (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), excluding for this purpose, (A) the Company or any subsidiary of the Company, or (B) any employee benefit plan of the Company or any subsidiary of the Company, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan which acquires beneficial ownership of voting securities of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Company representing more than thirty percent (30%) of the combined voting power of the Company’s then outstanding securities; provided, however, that no Change in Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company; or

(ii) persons who, as of the Effective Date constitute the Board (the “Incumbent Directors”) cease for any reason, including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority thereof, provided that any person becoming a director of the Company subsequent to the Effective Date shall be considered an Incumbent Director if such person’s election or nomination for election was approved by a vote of at least fifty percent (50%) of the Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as defined in Section 13(d) and 14(d) of the Exchange Act) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

(iii) consummation of a reorganization, merger or consolidation or sale or other disposition of at least eighty percent (80%) of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of the Company; or

(iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(b) Upon a Change in Control of the Company, the Executive will receive such change-in-control benefits as may be provided to other senior executives of the Company; provided, in the event of a termination of the Executive’s employment by the Company without Cause (and not due to the Executive’s death or Disability) or by the Executive for Good Reason (i) on the day of or during the 2-year period immediately following a Change in Control or (ii) prior to a Change in Control but at the request of any third party participating in or causing the Change in Control or otherwise in connection thereto, the Executive shall be entitled to receive the following:

(i) The Company shall pay or provide the Executive with the Accrued Amounts.

(ii) In addition, upon such termination, the Buy-Out Restricted Stock Awards shall fully vest and all restrictions thereon shall lapse, and the Executive shall be entitled to the Supplemental Pension benefit accrued through the date of termination as provided in Section 6(b), above (including additional credit for Supplemental Pension service as provided therein).

(iii) The Executive shall also be entitled to severance and any welfare benefit continuation provided in accordance with any applicable Company plan, but in no event less than (i) three (3) times the sum of (A) the Executive’s Base Salary, plus (B) his then-current target bonus amount; (ii) subject to the Executive’s continued co-payment of premiums, continued participation for three (3) years in all health and welfare plans which cover the Executive (and eligible dependents) upon the same terms and conditions (except for the requirements of the Executive’s continued employment) in effect for active employees of the Company; and (iii) a pro-rata portion of the Executive’s bonus for the performance year in which the Executive’s termination occurs, payable at the time that annual bonuses are paid to other senior executives, (determined by multiplying the amount the Executive would have received based upon actual performance had employment continued through the end of the performance year by a fraction, the numerator of which is the number of days during the performance year of termination that the Executive is employed by the Company and the denominator of which is 365). In the event that the Executive obtains other employment that offers substantially similar or improved benefits, as to any particular health or welfare plan, such continuation of coverage by the Company for such similar or improved benefit under such plan under this subsection shall immediately cease, provided that in no event shall any COBRA (or COBRA-equivalent) benefits or retiree benefits cease but they shall become secondary to the extent permitted by law (or suspended in the case of COBRA or COBRA-equivalent benefits) while such other benefits are in effect. To the extent such coverage cannot be provided under the Company’s health or welfare plans without jeopardizing the tax status of such plans, for underwriting reasons (e.g., disability benefits) or because of the tax impact on the Executive, the Company shall pay the Executive an amount equal to the value thereof; provided that the “value” of benefits, if insured benefits, shall be the present value (based on the three (3)-year U.S. Treasury rates as of the date of termination) of premiums expected for coverage, and if not insurance benefits, shall be the present value of the expected net cost (i.e., gross cost less any active employee premiums) to the Company to provide such benefits. The continuation of health benefits under this subsection shall reduce and count against the Executive’s rights under COBRA. Any termination by the Company other than for Cause (other than a termination for Disability or due to the Executive’s death) or by the Executive for Good Reason will be treated as a “layoff” under Company layoff plans that are applicable to senior executives (with severance and benefits payable as provided in this Section 10(b)).

11. (a) CONFIDENTIALITY. The Executive agrees that he shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Executive’s employment and for the benefit of the Company (as determined by the Executive in good faith), either during the period of the Executive’s employment or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Executive; (ii) becomes known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation or legal process (provided that the Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (i) and (ii) of the preceding sentence, the Executive’s obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.

(b) NONSOLICITATION. During the Executive’s employment with the Company and for the one (1) year period thereafter, the Executive agrees that he will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, knowingly solicit, aid or induce (i) any managerial level employee of the Company or any of its subsidiaries or affiliates to leave such employment in order to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or knowingly take any action to materially assist or aid any other person, firm, corporation or other entity in identifying or hiring any such employee (provided, that the foregoing shall not be violated by general advertising not targeted at Company employees nor by serving as a reference for an employee with regard to an entity with which the Executive is not affiliated), or (ii) any customer of the Company or any of its subsidiaries or affiliates to purchase goods or services then sold by the Company or any of its subsidiaries or affiliates from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer (provided, that the foregoing shall not apply to any product or service which is not covered by the noncompetition provision set forth in Section 11(c), below).

(c) NONCOMPETITION. The Executive acknowledges that he performs services of a unique nature for the Company that are irreplaceable, and that his performance of such services to a competing business (other than respecting a product or service of the Company involving less than one percent (1%) of the Company’s revenues in the prior fiscal year

(“De Minimis”)) will result in irreparable harm to the Company. Accordingly, during the Executive’s employment hereunder and for the one (1) year period thereafter, the Executive agrees that the Executive will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in any business of the same type as any business in which the Company or any of its subsidiaries or affiliates is engaged on the date of termination or in which they have proposed, on or prior to such date, to be engaged in on or after such date and in which the Executive has been involved to any extent (other than De Minimis) at any time during the twelve (12)-month period ending with the date of termination, in any locale of any country in which the Company conducts business. This Section 11(c) shall not prevent the Executive from owning not more than one percent (1%) of the total shares of all classes of stock outstanding of any publicly held entity engaged in such business, nor will it restrict the Executive from rendering services to charitable organizations, as such term is defined in Section 501(c) of the Code.

(d) NONDISPARAGEMENT. Each of the Executive and the Company (for purposes hereof, “the Company” shall mean only (i) the Company by press release or other formally released announcement and (ii) the executive officers and directors thereof and not any other employees) agrees that during the Employment Term and for five (5) years thereafter not to make any public statements that disparage the other party, or in the case of the Company, its respective affiliates, employees, officers, directors, products or services. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 11(d). This provision shall also not cover normal competitive statements which do not cite the Executive’s employment by the Company.

(e) EQUITABLE RELIEF AND OTHER REMEDIES. The parties acknowledge and agree that the other party’s remedies at law for a breach or threatened breach of any of the provisions of this Section would be inadequate and, in recognition of this fact, the parties agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the other party, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

(f) REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 11 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

(g) SURVIVAL OF PROVISIONS. The obligations contained in this Section 11 shall survive the termination or expiration of the Executive’s employment with the Company and shall be fully enforceable thereafter.

12. ATTORNEY’S FEES. The Company shall pay all of the reasonable professional fees and expenses incurred by the Executive in the negotiation and preparation of this Agreement and related arrangements.

13. NO ASSIGNMENTS.

(a) This Agreement is personal to each of the parties hereto. Except as provided in Section 13(b) below, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto.

(b) The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company provided the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place and shall deliver a copy of such assignment to the Executive.

14. NOTICE. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered by hand, (ii) on the date of transmission, if delivered by confirmed facsimile, (iii) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (iv) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

At the address (or to the facsimile number) shown

on the records of the Company

If to the Company:

The Boeing Company

100 North Riverside Plaza

Chicago, Illinois 60606-1596

Attention: Senior Vice President and General Counsel

Fax No.: 312/544-2828

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

15. SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall control. No provision in any policy, code, plan or program related to a violation thereof being grounds for termination, or similar language, shall result in a “cause” termination unless such violation is also Cause under this Agreement and the provisions hereof are complied with, and the foregoing shall apply even if the Executive signs an acknowledgement or otherwise agrees to the provisions of such policy, code, plan or program.

16. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity of unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

17. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instruments. One or more counterparts of this Agreement may be delivered by facsimile, with the intention that delivery by such means shall have the same effect as delivery of an original counterpart thereof.

18. ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement, other than injunctive relief under Section 11(e) hereof or damages for breach of Section 11, shall be settled exclusively by arbitration, conducted before a single arbitrator in Chicago, Illinois, administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules then in effect. The single arbitrator shall be selected by the mutual agreement of the Company and the Executive, unless the parties are unable to agree to an arbitrator, in which case, the arbitrator will be selected under the procedures of the AAA. The arbitrator will have the authority to permit discovery and to follow the procedures that he or she determines to be appropriate. The arbitrator will have no power to award consequential (including lost profits), punitive or exemplary damages. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Each party shall bear its own legal fees and costs and equally divide the forum fees and cost of the arbitrator; provided, that if the Executive is a Prevailing Party (as defined below), the Executive shall be entitled to recover all of his reasonable attorneys’ fees and expenses incurred in connection with the dispute. A “Prevailing Party” is one who is successful on any material substantive issue in the action and achieves either a judgment in such party’s favor or some other affirmative recovery.

19. INDEMNIFICATION. The Company hereby agrees to indemnify the Executive and hold him harmless to the fullest extent permitted by applicable law against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from the Executive’s good faith performance of his duties and obligations with the Company. This provision is in addition to any other rights of indemnification the Executive may have.

20. LIABILITY INSURANCE. The Company shall cover the Executive under directors and officers liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its other officers and directors.

21. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Illinois without regard to its conflicts of law principles.

22. CODE SECTION 409A. It is intended that any amounts payable under this Agreement and the Company’s and the Executive’s exercise of authority or discretion hereunder shall comply with the provisions of Code Section 409A and the treasury regulations relating thereto so as not to subject the Executive to the payment of interest and tax penalty which may be imposed under Code Section 409A. In furtherance of this interest, to the extent that any regulations or other guidance issued under Code Section 409A after the date of this Agreement would result in the Executive being subject to payment of interest and tax penalty under Code Section 409A, the parties agree to amend this Agreement in order to bring this Agreement into compliance with Code Section 409A

23. FULL SETTLEMENT. Except as set forth in this Agreement, the Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others, except to the extent any amounts are due the Company or its subsidiaries or affiliates pursuant to a judgment against the Executive. In no event shall the Executive be obliged to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by another employer, except as set forth in this Agreement.

24. REPRESENTATIONS.

(a) The Company represents and warrants to the Executive that the execution of this Agreement and the provision of all benefits and grants provided herein have been duly authorized by the Company, including action of the Board and Compensation Committee and, upon the execution and delivery of this Agreement by the Executive, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b) The Executive represents and warrants to the Company that he has the legal right to enter into this Agreement and to perform all of the obligations on his part to be performed hereunder in accordance with its terms and that he is not a party to any agreement or understanding, written or oral, which could prevent him from entering into this Agreement or performing all of his obligations hereunder.

25. WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

26. PUBLIC ANNOUNCEMENTS. The Company shall give the Executive a reasonable opportunity to review and comment on any public announcement (including any filing with a governmental agency or stock exchange) relating to this Agreement or the Executive’s employment by the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

THE BOEING COMPANY

By:	/S/ LEWIS E. PLATT
Name:	Lewis E. Platt
Its:	Non Executive Chairman

EXECUTIVE

/s/ W. James McNerney, Jr.
W. James McNerney, Jr.

EXHIBIT A

Form of Release

AGREEMENT AND GENERAL RELEASE

The Boeing Company, its affiliates, subsidiaries, divisions, successors and assigns in such capacity, and the current, future and former employees, officers, directors, trustees and agents thereof (collectively referred to throughout this Agreement as “Employer”) and W. James McNerney, Jr., his heirs, executors, administrators, successors and assigns (collectively referred to throughout this Agreement as “Employee”) agree:

1. Last Day of Employment. Employee’s last day of employment with Employer is DATE. In addition, effective as of DATE, Employee resigns from his position as Chairman, President and Chief Executive Officer of The Boeing Company and will not be eligible for any benefits or compensation after DATE, other than as specifically provided in Sections 6 and 8 of the employment agreement between The Boeing Company and Employee dated as of June 29, 2005 (the “Employment Agreement”) and his right to indemnification and directors and officers liability insurance. Employee further acknowledges and agrees that, after DATE, he will not represent himself as being a director, employee, officer, trustee, agent or representative of the Employer for any purpose. In addition, effective as of DATE, Employee resigns from all offices, directorships, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, the Employer or any benefit plans of the Employer. These resignations will become irrevocable as set forth in Section 3 below.

2. Consideration. The parties acknowledge that this Agreement and General Release is being executed in accordance with Section 9 of the Employment Agreement.

3. Revocation. Employee may revoke this Agreement and General Release for a period of seven (7) calendar days following the day he executes this Agreement and General Release. Any revocation within this period must be submitted, in writing, to Employer and state, “I hereby revoke my acceptance of our Agreement and General Release.” The revocation must be personally delivered to the Company’s Senior Vice President and General Counsel, or his/her designee, or mailed to Employer, 100 North Riverside Plaza, Chicago, Illinois 60606-1596 and postmarked within seven (7) calendar days of execution of this Agreement and General Release. This Agreement and General Release shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Illinois, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

4. General Release of Claim. Employee knowingly and voluntarily releases and forever discharges Employer from any and all claims, causes of action, demands, fees and liabilities of any kind whatsoever, whether known and unknown, against Employer, Employee has, has ever had or may have as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:

•	The National Labor Relations Act, as amended;

•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Civil Rights Act of 1991;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Employee Retirement Income Security Act of 1974, as amended;

•	The Immigration Reform and Control Act, as amended;

•	The Americans with Disabilities Act of 1990, as amended;

•	The Age Discrimination in Employment Act of 1967, as amended;

•	The Older Workers Benefit Protection Act of 1990;

•	The Worker Adjustment and Retraining Notification Act, as amended;

•	The Occupational Safety and Health Act, as amended;

•	The Family and Medical Leave Act of 1993;

•	The Illinois Human Rights Act, as amended;

•	The Illinois Wage Payment and Collection Act, as amended;

•	Equal Pay Law for Illinois, as amended;

•	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

•	Any public policy, contract, tort, or common law; or

•	Any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

Notwithstanding anything herein to the contrary, the sole matters to which the Agreement and General Release do not apply are: (i) the Employee’s rights of indemnification and directors and officers liability insurance coverage to which he was entitled immediately prior to DATE with regard to his service as an officer and director of the Employer (including, without limitation, under Sections 19 and 20 of the Employment Agreement); (ii) the Employee’s rights under any tax-qualified pension or claims for accrued vested benefits under any other employee benefit plan, policy or arrangement maintained by the Employer or under COBRA; (iii) the Employee’s rights under the provisions of the Employment Agreement which are intended to survive termination of employment; or (iv) the Employee’s rights as a stockholder.

5. No Claims Permitted. Employee waives his right to file any charge or complaint against Employer arising out of his employment with or separation from Employer before any federal, state or local court or any state or local administrative agency, except where such

2

waivers are prohibited by law. This Agreement, however, does not prevent Employee from filing a charge with the Equal Employment Opportunity Commission, any other federal government agency, and/or any government agency concerning claims of discrimination, although Employee waives his right to recover any damages or other relief in any claim or suit brought by or through the Equal Employment Opportunity Commission or any other state or local agency on behalf of Employee under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 as amended, the Americans with Disabilities Act, or any other federal or state discrimination law, except where such waivers are prohibited by law.

6. Affirmations. Employee affirms he has not filed, has not caused to be filed, and is not presently a party to, any claim, complaint, or action against Employer in any forum or form. Employee further affirms that he has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to him, except as provided in Sections 6 and 8 of the Employment Agreement. Employee also affirms he has no known workplace injuries.

7. Cooperation; Return of Property. Employee agrees to reasonably cooperate with the Employer and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during his employment in which he was involved or of which he has knowledge. The Employer will reimburse the Employee for any reasonable out-of-pocket travel, delivery or similar expenses incurred in providing such service to the Employer. Employee represents that he has returned to the Employer all property belonging to the Employer, including but not limited to any leased vehicle, laptop, cell phone, keys, access cards, phone cards and credit cards, provided that the Executive may retain, and the Company shall cooperate in transferring, his cell phone number and any home communication and security equipment as well as his rolodex and other address books.

8. Governing Law and Interpretation. This Agreement and General Release shall be governed and conformed in accordance with the laws of the State of Illinois without regard to its conflict of laws provision. In the event Employee or Employer breaches any provision of this Agreement and General Release, Employee and Employer affirm either may institute an action to specifically enforce any term or terms of this Agreement and General Release. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and should the provision be incapable of being modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect. Nothing herein, however, shall operate to void or nullify any general release language contained in the Agreement and General Release.

9. Nonadmission of Wrongdoing. Employee agrees neither this Agreement and General Release nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by Employer of any liability or unlawful conduct of any kind.

3

10. Amendment. This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.

11. Entire Agreement. This Agreement and General Release sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties; provided, however, that notwithstanding anything in this Agreement and General Release, the provisions in the Employment Agreement which are intended to survive termination of the Employment Agreement, including but not limited to those contained in Section 11 thereof, shall survive and continue in full force and effect. Employee acknowledges he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept this Agreement and General Release.

EMPLOYEE HAS BEEN ADVISED THAT HE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND GENERAL RELEASE AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.

EMPLOYEE AGREES ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THE SUMS AND BENEFITS SET FORTH IN THE EMPLOYMENT AGREEMENT, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST EMPLOYER.

4

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

THE BOEING COMPANY

/s/ W. James McNerney, Jr.	By:	/S/ LEWIS E. PLATT
W. James McNerney, Jr.	Name:	Lewis E. Platt
	Title:	Non Executive Chairman

Date: June 29, 2005	Date: June 29, 2005

5